                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [x] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                                FLAGSTAR BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                FLAGSTAR BANCORP
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

                             FLAGSTAR BANCORP LOGO

                                 April 1, 1999

Dear Stockholder:

     We invite you to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. to be held at the national headquarters of Flagstar Bank, FSB, 2600 Telegraph Road, Bloomfield Hills, Michigan on May 10, 1999 at 1:00 p.m., local time.

     The Annual Meeting has been called for the election of directors, the amendment of the Company's 1997 Employees and Director's Stock Option Plan, and the conduct of incidental matters. Enclosed is a proxy statement, a proxy card and the Annual Report to Stockholders for 1998. Directors and officers of the Company as well as representatives of Grant Thornton LLP, the Company's independent auditors for 1998, will be present to respond to any questions the stockholders may have.

     Your vote is important regardless of the number of shares you own. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

     Thank you for your cooperation and continuing support.

                                          Sincerely,

                                          /s/ THOMAS J. HAMMOND

                                          Thomas J. Hammond
                                          Chairman of the Board
                                          and Chief Executive Officer

                             FLAGSTAR BANCORP, INC.
                              2600 TELEGRAPH ROAD
                           BLOOMFIELD HILLS, MI 48302
                                 (248) 338-7700

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 10, 1999

     NOTICE IS HEREBY GIVEN that the 1998 annual meeting of stockholders (the "Annual Meeting") of Flagstar Bancorp, Inc. (the "Company") will be held on Monday, May 10, 1999 at 1:00 p.m., local time, at the national headquarters of Flagstar Bank, FSB, 2600 Telegraph Road, Bloomfield Hills, Michigan.

     A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

     The Annual Meeting is for the purpose of considering and acting upon the following matters:

     1. to re-elect three directors to the Board of Directors to hold office for a period of three years or until their successors shall have duly elected and qualified; and

     2. to approve the amendment to the 1997 Employees and Director's Stock Option Plan ("Option Plan") which will reserve an additional 683,500 shares of common stock; and

     3. to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.

     Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Annual Meeting may be adjourned. Stockholders of record at the close of business on March 17, 1999 will be entitled to vote at the Annual Meeting and any adjournments thereof.

     You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and choose to vote in person at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ MARY KAY MCGUIRE

                                          Mary Kay McGuire
                                          Secretary

Bloomfield Hills, Michigan
April 1, 1999

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT

                                       OF

                             FLAGSTAR BANCORP, INC.
                              2600 TELEGRAPH ROAD
                           BLOOMFIELD HILLS, MI 48302
                                 (248) 338-7700
                           -------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 10, 1999

                                    GENERAL

     This Proxy Statement is furnished to stockholders of Flagstar Bancorp, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors to be used at the 1999 annual meeting of stockholders of the Company (the "Annual Meeting"), to be held on Monday, May 10, 1999 at 1:00 p.m., local time, at the national headquarters of Flagstar Bank, FSB (the "Bank"), 2600 Telegraph Road, Bloomfield Hills, Michigan. The accompanying Notice of Annual Meeting and form of proxy and this Proxy Statement are being first mailed to stockholders on or about April 1, 1998.

                       VOTING AND REVOCABILITY OF PROXIES

     If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR ELECTION OF THE THREE NOMINEES AS DIRECTORS OF THE COMPANY AND FOR THE AMENDMENT TO THE OPTION PLAN. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person or a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Meeting if notice of such matter has not been delivered to the Company in accordance with the Company's Bylaws. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board of Directors. Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any other matters that are to come before the Annual Meeting. Proxies marked as abstentions and shares held in street name which have been designated by brokers on proxies as not voted will not be counted as votes cast. Such proxies will be counted for purposes of determining a quorum at the Annual Meeting.

     Stockholders who execute proxies may revoke them at any time prior to their exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The mere presence of a stockholder at the Annual Meeting will not, by itself, automatically revoke such stockholder's proxy.

                               VOTING SECURITIES

     The securities which can be voted at the Annual Meeting consist of shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company. Each share entitles its owner to one vote on all matters. The close of business on March 17, 1999 (the "Record Date") has been fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of Common Stock outstanding as of the Record Date was 13,670,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Persons and groups beneficially owning more than 5% of the Common Stock are generally required under federal securities laws to file certain reports with the Securities and Exchange Commission ("SEC") detailing such ownership. The following table sets forth, as of the Record Date, certain information as to the Common Stock beneficially owned by any person or group of persons who is known to the Company to be the beneficial owners of more than 5% of the Common Stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5% of the Common Stock at the Record Date.

                 NAME OF                     AMOUNT AND NATURE OF       PERCENT OF COMMON
                  OWNER                          OWNERSHIP(A)           STOCK OUTSTANDING
                 -------                     --------------------       -----------------
Thomas J. Hammond(b).....................         3,082,332                   22.5%
Janet G. Hammond(c)......................           962,913                    7.0
Mark T. Hammond(d).......................           968,955                    7.1
Catherine H. Rondeau(e)..................           966,955                    7.1
Carrie C. Langdon(f).....................           966,955                    7.1

---------------
(a) Does not include stock owned by the respective stockholder's spouse, as to which the respective person disclaims beneficial ownership.

(b) In January 1999, Mr. Thomas J. Hammond sold 1,225,000 shares in a public offering. Does not include 962,913 shares of Common Stock owned by Janet G. Hammond, Thomas J. Hammond's spouse, as to which he disclaims beneficial ownership. Does not include 400,000 share of stock which is acquirable by Mr. Hammond on May 5, 1999 in accordance with the Option Plan.

(c) Does not include 3,482,332 shares of Common Stock beneficially owned by Thomas J. Hammond, Janet G. Hammond's spouse, as to which she disclaims beneficial ownership.

(d) Does not include 16,866 shares of Common Stock beneficially owned by Kirstin
    A. Hammond, Mark T. Hammond's spouse, as to which she disclaims beneficial ownership. Does not include 250,000 share of stock which is acquirable by Mr. Hammond on May 5, 1999 in accordance with the Option Plan. Mark T. Hammond is the son of Thomas J. Hammond.

(e) Does not include 17,770 shares of Common Stock beneficially owned by Robert
    O. Rondeau, Catherine H. Hammond's spouse, as to which she disclaims beneficial ownership. Catherine H. Rondeau is the daughter of Thomas J. Hammond.

(f) Carrie C. Langdon is the daughter of Thomas J. Hammond.

     The following table sets forth, as of the Record Date, certain information known to the Company as to Common Stock beneficially owned by each director and executive officer of the Company and the Bank and by all directors and executive officers of the Company as a group.

                                                            NUMBER OF       PERCENT
                   NAME AND POSITION                        SHARES(1)       OF CLASS
                   -----------------                        ---------       --------
Thomas J. Hammond, Chairman of the Board and Chief
  Executive Officer of the Company and the Bank.........    3,482,332         23.1%
Mark T. Hammond, Vice Chairman of the Board and
  President of the Company and the Bank.................    1,218,955          8.3%
C. Michael Kojaian, Director of the Company.............       76,000           .5
James D. Coleman, Director of the Company...............       71,500           .5
Michael W. Carrie, Director of the Company and Executive
  Vice President and Chief Financial Officer of the
  Company and the Bank..................................       69,937           .5%
Joan H. Anderson, Director of the Company and Executive
  Vice President of the Company and the Bank............       45,250           .3
Mary Kay McGuire, Director of the Bank and Senior Vice
  President and Secretary of the Company and the Bank...       40,623           .3
Robert O. Rondeau, Jr., Executive Vice President of the
  Bank..................................................       17,770           .1
Kirstin A. Hammond, Executive Vice President of the
  Bank..................................................       16,866           .1
Charles Bazzy, Director of the Bank.....................       16,100           .1
Ronald I. Nichols, Sr., Director of the Bank............       10,000           .1
Harry S. Ellman, Director of the Bank...................        8,500           .1
William B. Bortels, Director of the Bank................        5,800            *
John R. Kersten, Director of the Company................        4,800            *
James D. Isbister, Director of the Company..............        2,500            *
Richard S. Elsea, Director of the Company...............        1,000            *
Catherine H. Rondeau....................................      966,955          6.6
Carrie C. Langdon.......................................      966,955          6.6
Janet H. Hammond........................................      962,913          6.5
All directors, affiliates, and executive officers as a
  group (19 persons)....................................    7,115,461         54.2%

---------------
 *  Less than 0.1%

(1) Based on information provided by the respective directors, affiliates, and executive officers. These totals include options granted under the 1997 Stock Option Plan which will vest on May 5, 1999. Unless otherwise indicated, the amounts shown include shares owned jointly with family members with whom the person shares voting and dispositive powers, or as custodian or trustee over which shares the person effectively exercises voting and dispositive powers. These amounts also include certain shares held in the person's Savings and Investment Plan (the "Plan") account, as of December 31, 1998, with respect to which the person has sole dispositive power and a right to vote. However, the Trustee under the Plan may vote the shares, in accordance with a formula set forth in the Plan, if the Plan participant does not vote the shares.

                      PROPOSAL I -- ELECTION OF DIRECTORS

     The Company's Board of Directors is currently composed of nine members. The Company's Certificate of Incorporation requires that directors be divided into three classes, as nearly equal in number as possible, the members of each class to serve for a term of three years and until their successors are elected and qualified, with one-third of the directors elected each year. The Board of Directors has nominated for election as directors, Thomas J. Hammond, Joan H. Anderson, and C. Michael Kojaian, all of whom are currently members of the Board, to serve for three years and until his or her successor is elected and qualified. Under Michigan law, directors are elected by a plurality of the votes present in person or by proxy and entitled to vote on the election of directors.

     It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominee. If the nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board of Directors may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION AS DIRECTORS OF ALL OF THE NOMINEES LISTED BELOW.

     The following table sets forth, for the nominee and each continuing director, his or her name, age as of the Record Date, the year he or she first became a director of the Company and the expiration of his or her current term as a director of the Company.

                                                  AGE AS       YEAR FIRST        CURRENT
                                                  OF THE         ELECTED          TERM
                                                  RECORD       DIRECTOR OF         TO
                     NAME                          DATE        THE COMPANY       EXPIRE
                     ----                         ------       -----------       -------
                       BOARD NOMINEE FOR TERMS TO EXPIRE IN 2002
Thomas J. Hammond.............................      55            1993            1999
Joan H. Anderson..............................      48            1997            1999
C. Michael Kojaian............................      37            1997            1999
                             DIRECTORS CONTINUING IN OFFICE
Mark T. Hammond...............................      33            1993            2001
James D. Isbister.............................      62            1997            2001
John R. Kersten...............................      57            1997            2001
Michael W. Carrie.............................      44            1997            2000
James D. Coleman..............................      52            1993            2000
Richard S. Elsea..............................      69            1997            2000

     The following sets forth the business experience of each director of the Company.

     THOMAS J. HAMMOND has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1993. Mr. Hammond also serves as Chairman of the Board of Directors and Chief Executive Officer of the Bank. Mr. Hammond founded Flagstar Bank, FSB in 1987. Mr. Hammond has 30 years experience in the financial services industry.

     JOAN H. ANDERSON has served as a Director since 1997. Mrs. Anderson also serves as the Executive Vice President of the Company and the Bank. Mrs. Anderson has been employed by the Company since 1987. Mrs. Anderson has 25 years experience in the financial services industry.

     C. MICHAEL KOJAIAN has served as a Director since 1997. He serves as Executive Vice President and a Director of the Kojaian Companies, a real estate development and asset management organization.

     MARK T. HAMMOND has served as Vice-Chairman of the Board of Directors since 1993. Mr. Hammond also serves as President of the Company and the Bank. Mr. Hammond has been employed by the Company since 1987. Mr. Hammond is the son of Thomas J. Hammond, the Chairman and Chief Executive Officer.

     MICHAEL W. CARRIE has served as a Director since 1997. Mr. Carrie also serves as the Executive Vice President and Chief Financial Officer of the Company and the Bank. Mr. Carrie has been employed by the Company since 1993. Mr. Carrie has 14 years experience in the financial services industry.

     RICHARD S. ELSEA has served as a Director since 1997. Mr. Elsea is President and Owner of Real Estate One, Michigan's largest real estate brokerage company.

     JAMES D. ISBISTER has served as a Director since 1997. He is the Vice Chairman of Shire Laboratories. Mr. Isbister is the father-in-law of Mark T. Hammond and father of Kirstin A. Hammond.

     JOHN KERSTEN has served as a Director since 1997. Mr. Kersten is the owner and President of Century 21 Town and Country Real Estate, Michigan's 2nd largest real estate brokerage company.

     DR. JAMES D. COLEMAN has been a Director of the Company since 1993. He also serves on the Foundation Board of Directors of Oakwood Hospital located in Dearborn, Michigan.

      MEETINGS AND COMMITTEES AND COMPENSATION OF THE BOARDS OF DIRECTORS

     The Boards of Directors of the Company and the Bank generally meet on a monthly basis, or as needed. During the year ended December 31, 1998, the Boards of Directors met 12 times. No Company director attended fewer than 75% of the total number of meetings held during 1998. Directors Kersten, Elsea, and Kojaian did not attend four meetings during the year.

     The Company's Board of Directors acts as a nominating committee for the annual selection of its nominees for election as directors of the Company and also appoints the members of the Bank's Board of Directors. While the Board of Directors will consider nominees recommended by stockholders, it has not actively solicited recommendations from the Company's stockholders for nominees nor, subject to the procedural requirements set forth in the Company's Restated and Amended Articles of Incorporation and Bylaws, established any procedures for this purpose. The Company's Board of Directors met once in its capacity as the nominating committee during 1998.

     The Company's Audit Committee consists of directors C. Michael Kojaian and Dr. James Coleman. The Audit Committee is responsible for reviewing the Bank's auditing programs and the activity of the Bank's Audit Committee. The Bank's Audit Committee consists of Bank directors Charles Bazzy and William B. Bortels. The committee oversees the quarterly regulatory reporting process, overseeing internal compliance audits as necessary, receiving and reviewing the results of each external audit, reviewing management's responses to auditors' recommendations, and reviewing management's reports on cases of financial misconduct by employees, officers or directors. The Audit Committees met four times during 1998.

     Directors of the Company and the Bank receive a monthly fee of $1,200 for attendance at each board meeting. Non-Employee directors are also reimbursed for reasonable travel expense incurred in connection with board and committee meetings. Directors of the Company who are also directors of the Bank are compensated for their role as Bank director as well as their role as Company director.

     During 1998, directors' fees for both members of both the Bank and Company's Board of Directors totaled $14,400 plus a $5,600 year-end bonus. Directors do not receive any additional compensation for serving on committees. All directors are eligible to participate in the Option Plan.

BANK DIRECTORS

     The Bank's Board of Directors are appointed by the Company's Board of Directors for three year terms. The directors of the Bank are as follows:

                                                                                                   CURRENT
                                                                                        DIRECTOR    TERM
             NAME                  AGE           POSITION(S) HELD WITH COMPANY           SINCE     EXPIRES
             ----                  ---           -----------------------------          --------   -------
Ronald I. Nichols Sr. .........    64    Director                                         1988      2000
William B. Bortels.............    64    Director                                         1991      2001
Mary Kay McGuire...............    43    Senior Vice President, Secretary and Director    1987      2000
Harry S. Ellman................    52    Director                                         1990      1999
Thomas J. Hammond..............    55    Chairman of the Board and Chief Executive        1987      1999
                                         Officer
Mark T. Hammond................    33    Vice Chairman of the Board and President         1991      2001
Charles Bazzy..................    69    Director                                         1988      2001

     CHARLES BAZZY has served as a Director of the Bank since 1988. He is retired from Ford Motor Company where he served as a planning and development manager for 33 years.

     WILLIAM B. BORTELS has been a Director of the Bank since 1991. He has been a self-employed single-family home builder in Brighton, Michigan since 1964.

     MARY KAY MCGUIRE has been a Director of the Bank since 1987. Mrs. McGuire also serves as Secretary and Senior Vice President of the Company and the Bank. Mrs. McGuire has been employed by the Company since 1987. Mrs. McGuire has 25 years experience in the financial services industry.

     HARRY S. ELLMAN has served as a Director since 1990. He has been a title insurance agent and attorney with Fidelity Title Co. located in Bingham Farms, Michigan since 1987.

     RONALD I. NICHOLS, SR. has served as a Director since 1988. He has been President of Nichols Sales Associates, Inc., located in Bloomfield Hills, Michigan since 1969.

                   EXECUTIVE COMPENSATION AND OTHER BENEFITS

                             EXECUTIVE COMPENSATION

     The following tables sets forth information with respect to the compensation paid or accrued by the Company or the Bank during the last three years ended December 31, 1998, to or on behalf of each executive officer, in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION                    LONG-TERM
                                           ------------------------------------------------    COMPENSATION
                                                          INCENTIVE                  OTHER     ------------
                                                         COMPENSATION    OFFICER    ANNUAL        STOCK
NAME AND PRINCIPAL POSITION(S)     YEAR    SALARY ($)        ($)          BONUS      $(1)        OPTIONS
------------------------------     ----    ----------    ------------    -------    ------       -------
Thomas J. Hammond..............    1998    $  600,000     $1,000,000     $35,313    $32,400      1,000 shs.
  Chairman and Chief Executive     1997       733,333      1,000,000          --     26,400    400,000 shs.
  of the Company and the Bank      1996     1,000,000        780,000      13,580     17,700
Mark T. Hammond................    1998       406,248        450,000      50,200     32,400     21,000 shs.
  Vice Chairman and President      1997       405,002        250,000          --     30,936    250,000 shs.
  of the Company and the Bank      1996       405,002             --      12,600     17,619
Michael W. Carrie..............    1998       219,969             --      70,125     22,800      1,000 shs.
  Director, Executive Vice         1997       205,076        226,000      18,921      5,383     65,000 shs.
  President and Chief Financial    1996       194,314             --       8,568     14,500
  Officer of the Company and
  the Bank
Joan H. Anderson...............    1998       165,422             --      42,625     24,000      1,000 shs.
  Director and Executive Vice      1997       156,838             --      10,080     19,200     45,000 shs.
  President of the Company and     1996       149,450             --      10,080     18,900
  the Bank
Kirstin A. Hammond.............    1998       164,566             --      42,625         --      5,000 shs.
  Executive Vice President         1997       148,267             --       7,532         --     15,000 shs.
  of the Bank                      1996       138,010             --       7,532         --
Robert O. Rondeau, Jr. ........    1998       162,067             --      42,625         --      5,000 shs.
  Executive Vice President         1997       148,967             --       7,532         --     15,000 shs.
  of the Bank                      1996       139,721             --       7,532         --

---------------
(1) Includes board fees, 401k matching contributions, car allowance, and miscellaneous other.

(2) Additionally, the Company pays premiums on a life insurance/annuity policy which benefits the individual executive officer. These policies require the executive officer to also make contributory premium payments and do not allow any benefit to be paid to any beneficiary until the Company is fully reimbursed for its contributions.

                                 STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's Option Plan to the persons named in the Summary Compensation Table set forth above.

                                                                      % OF TOTAL       GRANT DATE
                                                       NUMBER OF       OPTIONS            AND          GRANT DATE
                                           YEAR         OPTIONS       GRANTED IN     EXERCISE PRICE     PRESENT
                                          GRANTED      GRANTED(A)    YEAR GRANTED    ($ PER SHARE)      VALUE(B)
                                          -------      ----------    ------------    --------------    ----------
Thomas J. Hammond.....................    1998            1,000           1.1%          $28.125        $    6,900
                                          1997          400,000          36.1            13.000         1,388,000
Mark T. Hammond.......................    1998 (c)       21,000          22.7            19.950           101,640
                                          1997          250,000          22.6            13.000           867,500
Michael W. Carrie.....................    1998            1,000           1.1            28.125             6,900
                                          1997           65,000           5.9            13.000           225,550
Joan H. Anderson......................    1998            1,000           1.1            28.125             6,900
                                          1997           45,000           4.1            13.000           156,150
Kirstin A. Hammond....................    1998            5,000           5.4            21.500            25,450
                                          1997           15,000           1.4            13.000           156,150
Robert O. Rondeau, Jr. ...............    1998            5,000           5.4            21.500            25,450
                                          1997           15,000           1.4            13.000           156,150

---------------
(a) Options granted under the Option Plan are incentive stock options with an exercise price equal to the fair market value at the time of issuance. All options issued under the Plan have a two year vesting period from the grant date and an expiration date of May 4, 2004.

(b) Represents the present value of the option at the date of grant as determined using the Black-Scholes option pricing model. In calculating the present value of the option grant, the following assumptions were utilized:
    (i) the continuously compounded risk-free rate of return expressed on an annual basis was 5.6% and 7.0%, (ii) expected volatility of the underlying Common Stock was 31.4% and 39.0%; and (iii) dividends on the underlying Common Stock increased at an annual rate of 2.0% in 1998 and 1997, respectively. These assumptions are used for illustrative purposes only. No assurance can be given that actual experience will correspond to the assumptions utilized.

(c) Mark T. Hammond was granted 20,000 options on January 19, 1998 @ $19.50 per share and 1,000 options on May 1, 1998 @ $28.125 per share

     The following table sets forth information concerning the value of options held by the named executive officers at the end of the year.

     AGGREGATED OPTION EXERCISES IN 1998 AND YEAR END OPTION VALUES. The following table sets forth information concerning the value of options held by the named executive officers at the end of the year.

                                       SHARES                    NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                      ACQUIRED       VALUE      UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                                         ON         REALIZED      OPTIONS AT YEAR END          AT YEAR END(A)
              NAME                   EXERCISE(#)      ($)       (EXERCISED/UNEXERCISED)    (EXERCISED/UNEXERCISED)
              ----                   -----------    --------    -----------------------    -----------------------
Thomas J. Hammond................        --            --             --/401,000               --/5,250,000
Mark T. Hammond..................        --            --             --/271,000               --/3,413,750
Michael W. Carrie................        --            --             --/ 66,000                --/ 853,125
Joan H. Anderson.................        --            --             --/ 46,000                --/ 590,625
Kirstin A. Hammond...............        --            --             --/ 20,000                --/ 220,000
Robert O. Rondeau, Jr. ..........        --            --             --/ 20,000                --/ 220,000

---------------
(a) Represents the difference between the fair value of in the money options underlying the Common Stock at year-end (based on the most recent sales price) and the exercise price of the options. Options are in-the-money if the fair value of the underlying securities exceeds the exercise price of the option and out-of-the-money if the exercise price of unexercisable options exceeds the current fair value.

     EMPLOYMENT CONTRACTS. The Company and the Bank entered into separate employment agreements pursuant to which Thomas J. Hammond will serve as Chief Executive Officer, Mark T. Hammond will serve as President, Michael W. Carrie will serve as Executive Vice President and Chief Financial Officer, and Joan H. Anderson will serve as Executive Vice President. In such capacities, the above mentioned senior executives are responsible for overseeing all operations of the Company and the Bank and for implementing the policies adopted by the Board of Directors of the Company and the Bank. All such employment agreements are referred to herein collectively as "Employment Agreements" and all persons who have entered into such Employment Agreements are referred to herein as "Employees."

     The Board of Directors of the Company and the Bank each believe that the Employment Agreements assure fair treatment of the Employees in relation to their career providing them with a limited form of financial security while committing such persons to future employment for the term of their respective agreements. In the event that any Employee prevails over the Company and the Bank in a legal dispute as to an Employment Agreement, he or she will be reimbursed for his or her legal and other expenses.

     The term of the agreements are three years. The agreements provide for an annual base salary. On each anniversary date from the date of commencement of the Employment Agreements, the term of the Employee's employment under the Employment Agreements will be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the Employee has met the required performance standards and that such Employment Agreements should be extended. The Employment Agreements provide the Employee with a salary review by the Board of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation, and sick leave.

     The Employment Agreements terminate upon the Employee's death or disability, and are terminable by the Company and the Bank for "just cause" as defined in the Employment Agreements. In the event of termination for just cause, no severance benefits are available. If the Company terminates the Employee without just cause, the Employee will be entitled to a continuation of his or her salary and benefits from the date of termination through the remaining term of such Employee's Employment Agreement, plus an additional 12-month period, and, at the Employee's election, either cash in an amount equal to the cost to the Employee of obtaining health, life, disability, and other benefits which the Employee would have been eligible to participate in through the Employment Agreement's expiration date or continued participation in such benefit plans through the agreement's expiration date, provided the Employee continued to qualify for participation therein. If the Employment Agreements are terminated due to the Employee's "disability" (as defined in the Employment Agreements), the Employee will be entitled to a continuation of his or her salary and benefits for up to 180 days following such termination. In the event of the Employee's death during the term of the Employment Agreement, his or her estate will be entitled to receive his or her salary through the last day of the calendar month in which the Employee's death occurred. The Employee is able to terminate voluntarily his or her Employment Agreement by providing 90 days' written notice to the Board of Directors, in which case the Employee is entitled to receive only his compensation, vested rights and benefits up to the date of termination.

     The Employment Agreements contain provisions stating that in the event of the Employee's involuntary termination of employment in connection with, or within one year after, any change in control of the Company or the Company, other than for "just cause," the Employee will be paid within 10 days of such termination an amount equal to the difference between (i) 2.99 times his or her "base amount," as defined in Section 280G(b)(3) of the Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code, that the Employee receives on account of the change in control. "Control" generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 50% of the Company's or the Bank's voting stock, the control of the election of a majority of the Company's or the Bank's directors, or the exercise of a controlling influence over the management or policies of the Company or the Bank. In addition, under the Employment Agreements, a change in control occurs when, during any consecutive two-year period, directors of the Company or the Bank at the beginning of such period cease to constitute at least a majority of the Board of Directors of the Company or the Bank. The amount determined using the forgoing formula would also be paid (a) in the event of an Employee's involuntary termination of employment within 30 days following a change in control, or (b) in the event of the Employee's voluntary termination of employment within one year following a change in control, upon the occurrence, or within 90 days thereafter, of certain specified events following the change in control, which have not been consented to in writing by the Employee, including (i) the requirement that the Employee perform his or her principal executive functions more than 50 miles from his or her primary office, (ii) a reduction in the Employee's base compensation as then in effect, (iii) the failure of the Bank or the Company to continue to provide the Employee with contractual compensation and benefits, including material vacation, fringe benefits, stock option and retirement plans, (iv) the assignment to the Employee of duties and responsibilities which are other than those normally associated with his or her position with the Company and the Bank, (v) a material reduction in the Employee's authority and responsibility, and (vi) in the case of an employee who is also a director, the failure to re-elect the Employee to the Bank's or the Company's Board of Directors. The aggregate payments that would be made to Messrs. Thomas J. Hammond, Mark T. Hammond and Carrie and Ms. Anderson, assuming termination of employment, other than for just cause, within one year of the change in control at January 1, 1999, would be approximately as follows: Mr. Thomas J. Hammond--$5,221,000; Mr. Mark T. Hammond--$2,053,000; Mr. Carrie--$982,000; Mrs. Anderson--$595,000.

     EMPLOYEE STOCK ACQUISITION PLAN. The Company has implemented the Flagstar Bancorp, Inc. 1997 Employee Stock Acquisition Plan ("Purchase Plan"), the purpose of which is to encourage broad-based ownership by employees of the Company and, as a result, to provide an incentive for employees at all levels to contribute to the profitability and success of the Company. The Purchase Plan enables the Company to offer a convenient means for the employees who might not otherwise own Common Stock to purchase and hold the Common Stock, and through the partial refund feature of the Purchase Plan, to provide a meaningful inducement to participate.

     The Purchase Plan is administered by the Board of Directors. All employees of the Company, its subsidiaries or affiliates who work 20 hours per week or more with at least 12 months of continuous employment and all directors are eligible to participate.

     Under the Purchase Plan, eligible participants are to purchase from any third party and on the open market shares of the Common Stock and, upon providing evidence of the purchase to the Company, the employees would receive a payment from the Company equal to 15% of the full price of the shares. Reimbursement for total purchases in any one year is limited to 7% of the employee's gross income from the Company in the prior calendar year. Costs related to the sale of such shares are borne by the individuals. Participants must sign a statement acknowledging that they are aware of the condition of the Purchase Plan that the shares purchased may not be sold for a period of one year.

     Participants are entitled, with respect to Common Stock acquired under the Purchase Plan, to the same rights and distributions as are other holders of the Common Stock. The Purchase Plan was not designed to comply with the requirements of Section 423 of the Code with respect to "employee stock purchase plans." As a result, participants in the Purchase Plan are taxed for federal income tax purposes in the year the refund is received by them. Costs incurred by the Company pursuant to the Purchase Plan are deductible as an expense by the Company.

     INCENTIVE COMPENSATION PLAN. The Company has also implemented the Flagstar Bancorp, Inc. 1997 Incentive Compensation Plan (the "Incentive Compensation Plan") which is unfunded and as to which benefits are payable only in the form of cash from the Company's general assets. The purposes of the Incentive Compensation Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company and to provide additional incentives to employees of the Company in the event the Company achieves certain financial performance goals indicative of its profitability and stability.

     The Incentive Compensation Plan is administered by the Company's Compensation Committee. The Compensation Committee decides, from year to year, which employees of the Company are eligible to participate in the Incentive Compensation Plan and the size of the bonus pool. Directors who are not employees may not participate in the Incentive Compensation Plan.

     Each employee who is eligible to receive a bonus at the end of a plan year will receive a bonus equal to a predetermined amount adjusted by a mathematical formula which reflects aspects of the Company's results for that year. However, the Incentive Compensation Committee may, in its discretion, by resolution adopted before the first day of any plan year, change said percentage. The aggregate amount of bonuses payable for any plan year will be proportionately reduced to the extent that the payment would cause the Bank to cease to be a "well-capitalized" institution. For 1998, the Incentive Compensation Plan provided for bonuses to be tied to return on equity, return on assets, deposit growth, CAMELS rating and the volume of loan originations.

     Only Messrs. Thomas and Mark Hammond, were participants in this plan during 1998 and 1997.

     DEFERRED COMPENSATION PLAN. The Company has implemented the 1997 Deferred Compensation Plan, which is intended to permit employees and directors to defer the current receipt of income until such time as funds or assets are distributed in the future. Employees may elect to defer up to 25 percent of annual compensation and directors may defer their entire compensation. Funds deferred remain the property of the Bank or the Company and subject to the claims of the creditors of the Bank or the Company in the event of default. However, the funds will be placed in a trust with an independent trustee and the individual participants may direct that their deferred amounts be invested in stock of the Company purchased on the open market. Upon withdrawal, the participant will have the option of receiving the stock or the proceeds of its sale at the then market price. All withdrawals from the trust would then be taxable as ordinary income. There have been no participants in this plan.

     WHOLE LIFE INSURANCE POLICY. The Bank pays the premiums of variable whole life insurance policies which are available to all officers of the Bank. The beneficiary of each such policy is the estate of the officer, except that the Bank is the beneficiary to the extent of all premiums paid by the Bank for such policy.

                      REPORT OF THE COMPENSATION COMMITTEE

OVERVIEW AND PHILOSOPHY

     The Company's executive officers are also executive officers of the Bank and are compensated by the Bank not the Company. However, the responsibility for setting policies that govern executive compensation, and for recommending the components and structure of the compensation plans for executive officers of the Company rests with the Company's Compensation Committee (the "Committee"). The Committee is comprised of Directors James D. Coleman, Chairman, Richard S. Elsea, and John R. Kersten.

     Under the direction of the Committee, the Company has developed and implemented compensation policies and plans that embody a pay-for-performance philosophy. The policies and plans encourage achievement of objectives as formulated by the Company's Board of Directors and its committees and reward exceptional performance as determined by the Committee. In the opinion of the Committee, this approach strengthens the Company's long-term performance by making the goals and objectives of executive management congruent with those of the Company and its stockholders. The Committee also believes that competitive executive compensation and the structure of the Company's compensation plans are essential to the Company's desire to attract and retain qualified management. For 1998, the Committee considered and determined the compensation only for Messrs. Thomas and Mark Hammond, whereas the balance of the executive officers were considered by the Bank's Compensation Committee. Beginning in 1999, the Committee will review and determine the compensation for all four executive officers of the Company.

EXECUTIVE COMPENSATION PROGRAMS

     Within this overall purpose, the Committee has determined that the Company's executive compensation program should have four primary components: base salary; cash bonuses under the stockholder-approved incentive compensation plan; long-term incentive compensation in the form of stock option awards under the stockholder-approved stock option plan; and other competitive benefits. Base and incentive compensation for executive officers depends primarily on regional and national surveys of compensation paid to executive officers of other savings and loan holding companies, commercial banks and mortgage lending institutions similar in size, market capitalization, scope of operations and other characteristics, as well as the Company's operating results.

     Base Compensation. The Committee has determined that the base compensation for the Company's executive officers should be based primarily on the salaries paid to executives having comparable responsibilities at other similar institutions. A primary, but not the sole, source of information upon which the base compensation of executive officers is based are available surveys of compensation paid to executives performing similar functions at other financial institutions and/or mortgage banking companies. In setting base salaries, the Committee also considers other qualitative factors such as the overall performance of the Company and the personal performance and effectiveness of each officer.

     Incentive Compensation. The Company has adopted the Incentive Plan, which relies on the specific performance of the Company each year compared with benchmark performance levels of returns on assets and equity, the OTS CAMELS rating of the Bank, deposit growth and loan origination volume, all considered in relation to the annual forecasted goals of the Company. Incentive compensation under the Incentive Plan is issued in the form of cash, the amount of which is generally based upon a mathematical formula.

     Long-Term Incentive Compensation. The Compensation Committee believes that the grant of stock options encourages the Company's executives to focus on managing the Company from the perspective of an equity owner. The Company has therefore adopted two plans that enable employees and officers to develop an equity interest in Flagstar, the most significant of which for senior officers are the Option Plan and the Purchase Plan.

     Stock options have been granted under the Option Plan to senior and mid-level executives, the amounts and terms of which were determined by the Committee. The number of options granted was based on criteria that included consideration for the officer's responsibility, performance and salary level. The value of these options, which vest after a two-year period and are exercisable for five years thereafter, is intended to track the performance of the Common Stock over an extended period of time.

     Other Benefits. In addition to the foregoing, the Company provides medical, dental and life insurance and defined contribution pension plan qualifying under Sections 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended to senior executives that are generally available to all Company employees, and other perquisites that are comparable to standards within the financial institutions industry.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     As Chairman and Chief Executive Officer, Thomas J. Hammond's base salary is reviewed annually by the Committee in accordance with the procedures and policies described above. Since the Company's executive compensation plans discussed previously are for the most part linked to the Company's performance compared with the peer group and subject to formula calculation, his participation in these plans is determined in the same general manner as are other executive officers.

     In connection with the initial public offering of the Company's Common Stock in early 1997, Mr. Hammond agreed that his prior year's base salary of $1,000,000 be reduced to $600,000 with the primary purpose of placing greater emphasis on incentive compensation in the form of bonuses. During 1998 and 1997, Mr. Hammond was awarded $1,000,000 as a bonus under the Incentive Plan.

     The Committee believes that Mr. Hammond's total compensation for 1998 appropriately reflected his contribution to the Company's financial results. For 1998, the Company's performance in the key area of return on equity greatly exceeded the performance of its peers. The Company's record financial results for 1998, especially as measured by net income, were also significantly above all previous results for the Company. The Committee believes that this performance was indicative of a well-managed company during a challenging business climate.

                                          COMPENSATION COMMITTEE

                                          James D. Coleman, Chairman
                                          Richard S. Elsea
                                          John R. Kersten

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of the Bank acts as a compensation committee for the officers of the Bank. The Compensation Committee of the Company reviews the compensation of the executive officers of the Company.

     Except for Directors Thomas J. Hammond, Mark T. Hammond, and Mary Kay McGuire, no member of the Board of Directors of the Bank was (a) an officer or employee of the Bank, or any of its subsidiaries during the year ended December 31, 1998, (b) a former officer of the Bank, or any of its subsidiaries, or (c) an insider (i.e., director, officer, director or officer nominee, greater than 5% stockholder, or immediate family member of the foregoing) of the Bank, or any of its subsidiaries.

     Mr. John Kersten is a member of the Company's Board of Directors and the Company's Compensation Committee, and in that role sets the annual compensation amount for the executive officers of the Company. Mr. Kersten is the owner of Cambridge Mortgage Company, a correspondent of the Company. All of the following business transactions were conducted in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with non-affiliated persons. It is the belief of management that such loans neither involved more than the normal risk of collection nor presented other unfavorable features.

        Cambridge Mortgage is the Company's fifth largest correspondent and sold $134.2 million in mortgage loans to the Company during 1998.

        Cambridge Mortgage is also a customer that utilizes the Company's warehouse lending program offered through the Company's commercial loan division. Cambridge Mortgage has an approved line of credit of $10.0 million. The average amount outstanding during 1998 was $7.7 million, with a high balance of $12.2 million and a balance at December 31, 1998 of $9.0 million. Mr. Kersten has personally guaranteed this line of credit

        Mr. John Kersten and Cambridge Mortgage are joint borrowers in a $130,000 commercial real estate loan which had an average outstanding balance in 1998 of $130,000. The outstanding balance of this loan at December 31, 1998 was $130,000.

        Mr. John Kersten and Cambridge Mortgage are also joint borrowers in a $298,400 commercial real estate loan which had an average outstanding balance since the borrowing (9/30/98) of $298,400. The outstanding balance of this loan at December 31, 1998 was $298,400.

     Mr. Richard Elsea is a member of the Company's Board of Directors and the Company's Compensation Committee, and in that role sets the annual compensation amount for the executive officers of the Company. Mr. Elsea is the owner of John Adams Mortgage Company, a wholesale mortgage broker that sells mortgage loans to the Company. The following business transactions were conducted in the ordinary course of business on substantially the same terms, as those prevailing for comparable transactions with non-affiliated persons.

        John Adams Mortgage sold $39.3 million in mortgage loans to the Company during 1998.

     No other member of the Committee was engaged in transactions with the Company or any subsidiary involving more than $60,000 during the year ended December 31, 1998 or otherwise rendered services to the Company through a law firm or investment banking firm.

     No executive officer of the Company or the Bank, at any time during 1998, also served on a compensation committee or otherwise as a director of another company whose executive officer served on the Company's Compensation Committee or as a director of the Company.

                       CUMULATIVE STOCK PERFORMANCE GRAPH

     The graph and table that follow show the cumulative return on the Common Stock since January 1, 1998. This return is compared in the table and graph with the cumulative return over the same period with the following three indices: (i) the Russel 1000 (2) All U.S. Nasdaq Index, and (3) the S&P 600 Small Cap Index. The graph and table were prepared assuming that $100 was invested on January 1, 1998 in the Common Stock and in each of the indices. Cumulative total return on the Common Stock or the three indices equals the total increase in value since January 1, 1998. No reinvestment of dividends has been assumed due to immaterial amounts paid in 1998. The stockholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or any particular index.

                      CUMULATIVE TOTAL STOCKHOLDER RETURN
                 COMPARED WITH PERFORMANCE OF SELECTED INDICES
                   JANUARY 1, 1998 THROUGH DECEMBER 31, 1998
PERFORMANCE GRAPH

                                                                                                              S&P 600 SMALL CAP
                                      FLAGSTAR BANCORP, INC.        RUSSEL 1000            NASDAQ US                INDEX
                                      ----------------------       ------------            ---------          -----------------
1/1/98                                        100.00                  100.00                 100.00                 100.00
6/30/98                                       123.11                  114.74                 120.39                 105.73
12/31/98                                      131.94                  125.81                 140.57                  97.90

------------------------------------------------------------------------------------------------------------------
    INDEX                                                1/1/98              6/30/98            12/31/98
------------------------------------------------------------------------------------------------------------------
    FLAGSTAR BANCORP, INC.                               100.00              123.11              131.94
------------------------------------------------------------------------------------------------------------------
    RUSSEL 1000                                          100.00              114.74              125.81
------------------------------------------------------------------------------------------------------------------
    NASDAQ US                                            100.00              120.39              140.57
------------------------------------------------------------------------------------------------------------------
    S & P 600 SMALL CAP INDEX                            100.00              105.73               97.90
------------------------------------------------------------------------------------------------------------------

               STOCKHOLDER PROPOSAL 2. INCREASE IN OPTION SHARES

     In January 1997, the Company's Board of Directors adopted resolutions to implement the Option Plan. Upon completion of the initial public offering, the Company reserved 1,367,000 shares of Common Stock to the Option Plan. In February 1999, the Company's Board of Directors adopted similar resolutions to reserve an additional 683,500 shares of common stock to the Option Plan.

     The purpose of the Option Plan is to provide an additional incentive to directors and employees by facilitating their purchase of Common Stock. The Option Plan has a term of 10 years, from May 5, 1997, after which no awards may be made, unless the plan is earlier terminated by the Board of Directors. Pursuant to the Option Plan, approximately 1,210,000 shares have been issued to recipients, leaving a reserve of less than 200,000 shares of Common Stock available for future issuance.

     All options granted under the Option Plan have been incentive stock options ("ISOs"), to the extent allowable by tax law. ISO's are options that comply with certain restrictions pursuant the Internal Revenue Code of 1986, as amended (the "Code") and thereby provide favorable tax treatment to the recipient.

     The Company accounts for the Option Plan in accordance with the provisions of APB No. 25, "Accounting for Stock issued to Employees" and adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123.

     Stock options have been granted under the Option Plan to senior and mid-level executives, the amounts and terms of which were determined by the Option Committee. The number of options granted was based on criteria that included consideration for the officer's responsibility, performance, and salary level. The value of these options, which vest after a two-year period and are exercisable for five years thereafter, is intended to track the performance of the Common Stock over an extended period of time.

     The Board of Directors believes that an increase in the shares reserved for the Option Plan is in the best interest of the Company and, therefore, at a meeting held February 16, 1998, the Board of Directors adopted a proposed amendment to increase the number of reserved shares of common stock from 1,367,000 shares, to 2,050,500 shares.

     The additional shares of common stock for which authorization is sought will have the same terms and rights as the shares of common stock now authorized. No pre-emptive rights would be attached to these shares. If the proposed amendment is approved, the additional shares will be reserved for the Option Plan and will be available for issuance.

     The Option Committee presently has no plans to issue any of the proposed shares that the approval of this amendment would allow. The Board of Directors believes that the proposed increase in the number of shares provide the Option Committee the flexibility it will need in conducting its business.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE CHARTER INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK RESERVED UNDER THE OPTION PLAN. The enclosed proxy will be so voted unless the shareholder specifies a contrary choice. The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of this proposed amendment. A failure to vote, abstention, or broker non vote with respect to the proposed amendment will have the effect of a vote against the proposed amendment.

                              CERTAIN TRANSACTIONS

     The Company and its subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal stockholders. All loans included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with non-affiliated persons. It is the belief of management that such loans neither involved more than the normal risk of collection nor presented other unfavorable features.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% stockholders are required to furnish the Company with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, the Company believes that, during the year ended December 31, 1998, all such filing requirements were satisfied.

                              INDEPENDENT AUDITORS

     The Board of Directors has appointed the public accounting firm of Grant Thornton LLP to continue as independent auditors for the Company for the year ending December 31, 1999. Grant Thornton LLP served as the Company's independent auditors for the year ended December 31, 1998. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.

                             STOCKHOLDER PROPOSALS

     It is anticipated that the Company's Annual Meeting in 2000 will be held on May 9, 2000 and any stockholder who intends to present a proposal for action at that meeting and would like a copy of the proposal included in the Company's proxy materials must forward a copy of the proposal or proposals to the Company's principal executive office at 2600 Telegraph Road, Bloomfield Hills, Michigan 48302, and must be received by the Company not later than November 30, 1999. The Company will have discretionary authority to vote proxies on matters at the 2000 Annual Meeting if the matter is not included in the proxy statement and notice by a stockholder to consider the matter was not received by the Company prior to the deadline provided in the Company's Bylaws for such matters. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 1999 annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other business to be presented for action by the stockholders at the Annual Meeting other than those matters described in this Proxy Statement and matters incident to the conduct of the Annual Meeting. If, however, any other matters known are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors.

                                 MISCELLANEOUS

     The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone number without additional compensation.

     The Company's 1998 Annual Report to Stockholders (the "Annual Report"), including financial statements, has been mailed to all persons who were stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company. The Annual Report is not to be treated as a part of this proxy solicitation material or as having been incorporated herein by reference.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ MARY KAY MCGUIRE

                                          Mary Kay McGuire
                                          Secretary

Bloomfield Hills, Michigan
April 1, 1999

                           ANNUAL REPORT ON FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO PERSONS WHO WERE STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, FLAGSTAR BANCORP, INC., 2600 TELEGRAPH ROAD, BLOOMFIELD HILLS, MICHIGAN 48302.

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

                             FLAGSTAR BANCORP, INC.
                               2600 TELEGRAPH ROAD
                        BLOOMFIELD HILLS, MICHIGAN 48302

                     REVOCABLE PROXY FOR THE ANNUAL MEETING
                                 OF STOCKHOLDERS
                                  MAY 10, 1999

The undersigned hereby constitutes and appoints Michael W. Carrie, Joan H. Anderson and James D. Coleman, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. (the "Company") to be held at the national headquarters of Flagstar Bank, FSB, 2600 Telegraph Road, Bloomfield Hills, Michigan on May 10, 1999 at 1:00 p.m., local time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN AND TO THE EXTENT THIS PROXY CONFERS SUCH DISCRETIONARY AUTHORITY.


  (1) The Election of Directors: Thomas J. Hammond, Joan H. Anderson, and C. Michael Kojaian.

        [ ] FOR all nominees listed above       [ ] WITHHOLD AUTHORITY to vote
            (except as marked to the                for all nominees listed
            contrary below).                        above.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT
NOMINEE'S NAME BELOW.)

----------------------------------------------------------------------------------

         (2)  Amendment of the Company's 1997 Employees and Stock Option Plan.

         [ ] FOR                         [ ] AGAINST                  [ ] ABSTAIN



         (3) The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of the Stockholders and Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 1998, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS
EXERCISE.


Date:_______________________________________

Signature:__________________________________

Signature:__________________________________


PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE
ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc.
you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each stockholder named should sign.

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